Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	Anne Marie Fields
(732) 296-8400	(afields@lhai.com)
(212) 838-3777

SENESCO’S TECHNOLOGY INCREASES PANCREATIC ISLET CELL SURVIVABILITY IN ANIMAL STUDY

NEW BRUNSWICK, N.J. (March 22, 2006) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) announced today that a preclinical animal study has shown that the Company’s proprietary gene technology increases the survivability of islets isolated for transplantation. Islets are the insulin producing cells located in the mammalian pancreas.

Diabetes is a growing health problem in the developed world, with daily insulin injections being a common primary treatment. The transplantation of the insulin-producing islets from donors has progressed during the past five years. Most promising is the fact that patients whose condition is difficult to control with insulin have a rapid return to normal blood glucose upon islet transplantation. Unfortunately, islet transplantation typically requires cells from two donors and a large number of islets die during harvest due to isolation methods requiring digestive enzymes.

Dr. Eli C. Lewis, working in the laboratory of Dr. Charles Dinarello at the University of Colorado, investigated the role of the Company’s eIF-5A1 (otherwise referred to as “Factor 5A”) gene technology during the process of islet isolation for transplantation using a well-established mouse model. The team used a small interfering RNA (“siRNA”) that downregulates expression of eIF-5A1, which the Company has shown reduces cell death in a variety of models.  The researchers observed a significant increase in the survival of insulin-producing islets when mice received an infusion of the siRNA to eIF-51A compared to a control siRNA. In a concurrent study, the investigators showed that death of islets resulting from exposure to IL-1beta and interferon-gamma was also significantly reduced, meaning more viable islets remained.

Dr. Dinarello, a member of the Company’s Scientific Advisory Board, said of the results, “The implications of these results for human islets transplantation are important since this siRNA can yield more viable (live) islets while increasing the number of transplantations that can be performed.  Presently, one of the major drawbacks of islet transplantation is the low number of live islets that can be obtained for transplantation. The promise of this novel approach will be welcome to the field.”

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, New Jersey.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.